Exhibit 21.1

Subsidiaries of the Registrant

The following companies are subsidiaries of the Registrant as of December 31, 2001.

	Jurisdiction of	Percentage
Name	Incorporation	Ownership
RLI Insurance Company	Illinois	100%

RLI Aviation, Inc.	Illinois	100%

Replacement Lens Inc.	Illinois	100%

Mt. Hawley Insurance Company	Illinois	100%

RLI Insurance Ltd.	Bermuda	100%

RLI Insurance Agency Ltd.	Canada	100%

RLI Mortgage Services, LLC	Illinois	50%

RLI Premium Finance, LLC	Georgia	55%

UIH, Inc.	Illinois	100%

Underwriters Indemnity Company	Texas	100%

Underwriters Settlement Services, Inc.	Texas	100%

Planet Indemnity Company	Illinois	100%

Underwriters Indemnity General Agency, Inc.	Texas	100%

Safe Fleet Insurance Services, Inc.	California	100%

Surety America, LLC	Ohio	49%

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